PRIMCO MANAGEMENT, INC.

As of May 12, 2014

Via Email

Mark Grober
WHC Capital, LLC
200 Stonehinge Lane
Suite 3
Carle Place, NY 11514

Re: Outstanding Notes with WHC Capital, LLC.

Dear Mark,

This is to set forth the terms agreed to by WHC Capital, LLC ("WHC") and Primco Management, Inc. ("Primco") concerning the complete settlement and disposition of all claims by WHC against Primco

Reference is hereby made to the convertible notes issued by Primco to WHC on (i) June 27, 2013 in the amount of US$ 400,000, (ii) June 27, 2013 in the amount of US$ 50,000, (iii) August 8, 2013 in the amount of US$ 100,000, (iv) September 8, 2013 in the amount of US$ 100,000, (v) October 22, 2013 in the amount of US$ 50,000, (vi) November 30, 2013 in the amount of US$ 50,000, and (vii) December 27, 2013 in the amount of US$ 50,000 (the "Debt Agreements").

It has been agreed as follows:

1. On April 7, 2014, WHC submitted to Primco four separate conversion notices for the issuance of a total of 255,032,191 free-trading common shares of Primco (the "Pending Issuance"). Primco will issue such shares to WHC in 4 installments as follows: (i) 100,000,000 shares on the day (the "14C Date") after Primco's pending 14C filing becomes effective, (ii) 51,677,397 shares ten business days after the 14C Date, (iii) 51,677,397 shares twenty business days after the 14C Date, and (iv) 51,677,397 shares thirty business days after the 14C Date.

2. Primco will remit to WHC by wire transfer the sum of US $150,000 to the following bank account as follows: (a) US$50,000 within five business days of the execution of this agreement; (b) US $50,000 no later than June 30, 2014, and (c) US$ 50,000 no later than July 31, 2014.

Account Name	WHC Capital, LLC
Address:	200 Stonehinge Lane, Suite 3, Carle Place, NY 11514
Bank Name	Citibank N.A.
Account #	4973881623
ABA #	021000089

3. In the event, that any issuance or payment pursuant to paragraph 1 and/or 2 is not made within seven calendar days of the dates specified therein, this agreement will terminate. In such event, default and penalties will be effective as per the original default date, April 11, 2014, any issuances and/or payments made by Primco hereunder prior to the date of termination will be treated as if made pursuant to the Debt Agreements, against penalties and default interest first. For greater clarity, in the event of such a termination, WHC will again be entitled to all of WHC's rights pursuant to the default provisions contained in the Debt Agreements.

4. Once funds in the amount of US$ 150,000 have been received by WHC, the Pending Issuance has been completed, and WHC has converted an additional amount of the Debt resulting in the issuance of an additional 24,967,809 free-trading common shares of Primco, WHC will mark all of the outstanding notes with Primco as paid and return them to Primco.

5. For and in consideration of Primco's execution of this Agreement, the Pending Issuance, payment of US$ 150,000 and the additional issuance of 24,967,809 common shares by Primco, denoting the final balance payable to the WHC, WHC, itself, its heirs, successors and assigns hereby releases and forever discharges Primco from any and all claims, all demands, causes of action, suits, liens, judgments, duties, rights, expenses, costs, attorneys' fees, compensation of any sort, charges and obligations of any sort, whether legal or equitable, past or present, known or unknown, under state or federal common law or state and federal statute, code and/or regulation, whether sounding in contract, quasicontract, statute, express or implied warranty, tort, intentional or accidental and otherwise, including, but not limited to, claims that were alleged or could have been alleged in a lawsuit, that exist as of the date hereof. THIS IS A FULL, UNCONDITIONAL RELEASE.

6. For and in consideration of WHC's execution of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Primco acting for itself, its heirs, successors and assigns, hereby releases and forever discharges WHC from any and all claims, all demands, causes of action, actions, suits, liens, judgments, duties, rights, expenses, costs, attorneys' fees, compensation of any sort, charges and obligations of any sort, whether legal or equitable, past or present, known or unknown, under state or federal common law or state and federal statute, code and/or regulation, whether sounding in contract, quasi-contract, statute, express or implied warranty, tort, intentional or accidental and otherwise, including, but not limited to, claims that were alleged or could have been alleged in a lawsuit, that exist as of the date hereof. THIS IS A FULL, UNCONDITIONAL RELEASE.

7. This Agreement supersedes any prior discussions or agreements, written oral, relating to the subject matter hereof. No oral statements or prior written material not specifically incorporated herein, shall be of any force and effect. Each Party represents to each other that the Party is relying solely on the representations contained in this Agreement,the Debt Agreements (together with supporting documents), Primco Management's public filings and upon nothing else.

8. Each of the Parties acknowledges one to the other that in entering into this Agreement each relied upon no representation, promise or warranty that is not expressed in this Agreement, the Debt Agreements (together with supporting documents) and Primco

Management's public filings. No prior or written promise, representation or warranty (except those outlined in the Debt Agreements and their supporting documents) not expressed herein is being relied upon by either of the Parties. Each of the Parties acknowledges to the other that the other is relying on this Disclaimer or Reliance and would not enter this Agreement in its absence.

9. Each party will bear its own legal expenses.

Please indicate your concurrence to the foregoing by signing and returning one copy of this letter.

Very truly yours,

David Michery
President/CEO

AGREED AND ACCEPTED:

WHC Capital, LLC

By: HAmin Abdullah

Its: President